Exhibit 99.2

Digerati Technologies Posts Updated

Investor Presentation on its Corporate Website

SAN ANTONIO, TX (GlobeNewswire) – January 13, 2022 – – Digerati Technologies, Inc. (OTCQB: DTGI) (“Digerati” or the “Company”), a provider of cloud services specializing in UCaaS (Unified Communications as a Service) solutions for the small to medium-sized business (“SMB”) market, announced today that it has posted its updated investor presentation on its corporate website at the following link:

https://digerati-inc.com/pdf/presentation.pdf

Arthur L. Smith, CEO of Digerati, stated, “Coming off another successful quarter with 143% revenue growth as reported on December 15, 2021, along with the acquisition of SkyNet Telecom announced on January 5, 2022, we have updated our investor presentation as listed on our corporate website. Management will periodically refresh the presentation to keep its shareholders informed on a summary basis of the Company’s financial performance, key milestones achieved and relevant market data.”

About Digerati Technologies, Inc.

Digerati Technologies, Inc. (OTCQB: DTGI) is a provider of cloud services specializing in UCaaS (Unified Communications as a Service) solutions for the business market. Through its operating subsidiaries T3 Communications (T3com.com), Nexogy (Nexogy.com), and SkyNet Telecom (Skynettelecom.net), the Company is meeting the global needs of small businesses seeking simple, flexible, reliable, and cost-effective communication and network solutions including cloud PBX, cloud telephony, cloud WAN, cloud call center, cloud mobile, and the delivery of digital oxygen on its broadband network. The Company has developed a robust integration platform to fuel mergers and acquisitions in a highly fragmented market as it delivers business solutions on its carrier-grade network and Only in the Cloud™. For more information, please visit www.digerati-inc.com and follow DTGI on LinkedIn, Twitter and Facebook.

Facebook: Digerati Technologies, Inc.

Twitter: @DIGERATI_IR

LinkedIn: Digerati Technologies, Inc.

Investors

The Eversull Group

Jack Eversull

jack@theeversullgroup.com

(972) 571-1624

ClearThink

Brian Loper

bloper@clearthink.capital

(347) 413-4234